                                                                EXHIBIT 11.1

              COMPUTATION OF PRO FORMA NET INCOME (LOSS) PER SHARE

                                                     YEAR ENDED          SIX MONTHS ENDED
                                                DECEMBER 31, 1995(1)      JUNE 30, 1996
                                                --------------------    ------------------
Weighted average number of
  common stock outstanding ...................        5,450,004             5,463,196

Common stock and common stock equivalents
  issued during the twelve month period
  prior to the filing of the Company's
  initial public offering, using the
  treasury stock method and an assumed
  initial public offering price of $14.00.....          244,326               235,497
                                                      ---------             ---------
                                                      5,694,330             5,698,693
                                                      =========             =========

- ------------------
(1) Number of shares apply to all periods prior to 1996.

                                                       Pro Forma          Pro Forma
                                                      Net Income          Net Income
                                                        (Loss)         (Loss) Per Share
                                                      -----------      ----------------
Year Ended November 30, 1993 .................        $   415,318           $ 0.07
Year Ended November 30, 1994 .................            178,562             0.03
One Month Ended December 31, 1994 ............           (117,181)           (0.02)
Year Ended December 31, 1995 .................         (2,342,515)           (0.41)
Six Months Ended June 30, 1995 ...............             82,658             0.01
Six Months Ended June 30, 1996 ...............         (2,620,935)           (0.46)